UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 27, 2011
(date of earliest event reported)

 VASCULAR SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605
_____________________________________

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court
Minneapolis, Minnesota 55369
(Address of principal executive offices)

 (763) 656-4300
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)
____________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act ( 17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 27, 2011, Vascular Solutions, Inc. announced that it has entered into an asset purchase agreement and closed on the acquisition of substantially all the assets of Zerusa Limited (“Zerusa”), a medical device company located in Galway, Ireland.  To effectuate the acquisition, Vascular Solutions has organized a wholly-owned subsidiary located in Galway, Ireland under the name of Vascular Solutions Zerusa Limited.

The acquisition price of 3.15 million Euros consists of 2.85 million Euros that was paid in cash at closing on January 27, 2011 and 0.3 million Euros (the “Holdback Amount”) that is payable six months following the date of closing.  The Holdback Amount is subject to adjustment based on the amount of inventory transferred at closing and any obligations, liabilities or expenses that were not assumed by Vascular Solutions but are imposed on Vascular Solutions during the six-month period following the date of closing.

The asset purchase agreement provides for Vascular Solutions’ acquisition of substantially all of Zerusa’s assets, including inventory, equipment, customer lists, and the intellectual property associated with its Guardian® hemostasis valves business, and assignment of Zerusa’s office lease in Galway, Ireland to Vascular Solutions.  The asset purchase agreement contains representations, warranties, covenants, conditions and indemnification obligations that are customary for transactions of this size and type.  Vascular Solutions also entered into employment agreements with each of the three former employees of Zerusa.  Vascular Solutions plans to file the asset purchase agreement as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2010.

Item 8.01.  Other Events

On January 27, 2011, Vascular Solutions, Inc. issued a press release announcing the acquisition of the assets of Zerusa Limited.  A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated January 27, 2011 of Vascular Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

Date: January 27, 2011	By:	/s/ James Hennen
James Hennen
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 27, 2011 of Vascular Solutions, Inc.